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                                                                      EXHIBIT 12
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        GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                       AND
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

                         SIX MONTHS ENDED JUNE 28, 1997

                                   (Unaudited)

                                                                        RATIO OF
                                                                        EARNINGS
                                                                           TO
                                                                        COMBINED
                                                                         FIXED
                                                            RATIO OF    CHARGES
                                                            EARNINGS      AND
                                                               TO      PREFERRED
                                                              FIXED      STOCK
(Dollar amounts in millions)                                 CHARGES   DIVIDENDS
                                                            --------    --------
Net earnings ...........................................   $  1,415    $  1,415
Provision for income taxes .............................        599         599
Minority interest in net earnings of consolidated
  affiliates ...........................................         14          14
                                                           --------    --------
Earnings before provision for income taxes and
  minority interest ....................................      2,028       2,028
                                                           --------    --------

Fixed charges:
  Interest .............................................      3,539       3,539
  One-third of rentals .................................        109         109
                                                           --------    --------
Total fixed charges ....................................      3,648       3,648
                                                           --------    --------
Less interest capitalized, net of amortization .........         23          23
                                                           --------    --------

Earnings before provision for income taxes and
  minority interest, plus fixed charges ................   $  5,653    $  5,653
                                                           ========    ========

Ratio of earnings to fixed charges .....................       1.55
                                                           ========


Preferred stock dividend requirements ..................               $     38
Ratio of earnings before provision for income taxes to
  net earnings .........................................                   1.42
Preferred stock dividend factor on pre-tax basis .......                     54
Fixed charges ..........................................                  3,648
                                                                       --------
Total fixed charges and preferred stock dividend
  requirements .........................................               $  3,702
                                                                       ========

Ratio of earnings to combined fixed charges and
  preferred stock dividends ............................                   1.53
                                                                       ========
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For purposes of computing the ratios,  fixed charges  consist of interest on all indebtedness and one-third of rentals, which management believes is a reasonable approximation of the interest factor of such rentals.